As filed with the Securities and Exchange Commission on July 24, 2009	OMB APPROVAL
Registration No. 333-158897	OMB Number: 3235-0336 Expires: February 28, 2011 Estimated average burden hours per response. . . . .522.8

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933       ☒

PRE-EFFECTIVE AMENDMENT NO.      __      ☐

POST-EFFECTIVE AMENDMENT NO. 1          ☒

OPPENHEIMER DISCOVERY FUND

________________________________________________________________________________________________

(Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924

________________________________________________________________________________________________

(Address of Principal Executive Offices)

303-768-3200

________________________________________________________________________________________________

(Registrant's Area Code and Telephone Number)

Robert G. Zack, Esq.
Executive Vice President & General Counsel
OppenheimerFunds, Inc.
Two World Financial Center-225 Liberty Street
New York, New York 10281
(212) 323-0250

________________________________________________________________________________________________

(Name and Address of Agent for Service)

     The Combined Prospectus and Proxy Statement and Statement of Additional Information in the form filed on May 29, 2009, as supplemented on June 9 and 12, 2009, is incorporated herein by reference.

     This amendment is being filed solely to file as an exhibit to this Registration Statement, the tax opinion of Kramer Levin Naftalis & Frankel LLP.

OPPENHEIMER  DISCOVERY  FUND

FORM N-14

PART C

OTHER INFORMATION

Item 15. - Indemnification

There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of Oppenheimer Discovery Fund (the "Registrant") on Form N-14 under the Securities Act of 1933 (File No. 333-158897) as filed with the Securities and Exchange Commission on May 29, 2009, which information is incorporated herein by reference.

Item 16. - Exhibits

(1)     (i)      Amendment #1 dated January 12, 2006 to the Amended and Restated Declaration of Trust dated January 12, 2001: Previously filed with Registrant's Post-Effective Amendment No. 33, 1/27/06, and incorporated herein by reference.

         (ii)      Amended and Restated Declaration of Trust dated January 12, 2001: Previously filed with Registrant's Post-Effective Amendment No. 30, 11/20/03, and incorporated herein by reference.

(2)       Amended and Restated By-Laws dated June 16, 2005: Previously filed with Registrant's Post-Effective Amendment No. 33, 1/27/06, and incorporated herein by reference.

(3)       Not Applicable.

(4)       Not Applicable

(5)     (i)      Specimen Class A Share Certificate: Previously filed with Registrant's Post-Effective Amendment No. 24, 1/28/00, and incorporated herein by reference.

(ii)      Specimen Class B Share Certificate: Previously filed with Registrant's Post-Effective Amendment No. 24, 1/28/00, and incorporated herein by reference.

(iii)     Specimen Class C Share Certificate: Previously filed with Registrant's Post-Effective Amendment No. 24, 1/28/00, and incorporated herein by reference.

 (iv)     Specimen Class N Share Certificate: Previously filed with Registrant's Post-Effective Amendment No. 25, 11/14/00, and incorporated herein by reference.

 (v)      Specimen Class Y Share Certificate: Previously filed with Registrant's Post-Effective Amendment No. 24, 1/28/00, and incorporated herein by reference.

(6)       Amended and Restated Investment Advisory Agreement dated 1/1/05: Previously filed with Registrant's Post-Effective Amendment No. 32, 11/18/05, and incorporated herein by reference.

(7)       (i)     General Distributor's Agreement dated December 10, 1992: Previously filed with Registrant's Post-Effective Amendment No. 11, 1/28/93, refiled with Registrant's Post-Effective Amendment No. 16, 1/13/95, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

           (ii)     Form of Dealer Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and incorporated herein by reference.

           (iii)     Form of Broker Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and incorporated herein by reference.

           (iv)     Form of Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and incorporated herein by reference

            (v)     Form of Trust Company Fund/SERV Purchase Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 45 to the Registration Statement of Oppenheimer High Yield Fund (Reg. No. 2-62076), 10/26/01, and incorporated herein by reference.

            (vi)      Form of Trust Company Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and incorporated herein by reference.

(8)         (i)      Amended and Restated Retirement Plan for Non-Interested Trustees or Directors dated 8/9/01: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Gold & Special Minerals Fund (Reg. No. 2-82590), (10/25/01), and incorporated herein by reference.

              (ii)      Amended & Restated Compensation Deferral Plan for Eligible Trustees, effective 1/1/08: Previously filed with Post-Effective Amendment No. 15 to the Registration Statement of Oppenheimer MidCap Fund (Reg. No. 333-31533), (2/20/08), and incorporated herein by reference.

(9)         (i)      Global Custody Agreement dated February 16, 2007: Previously filed with Post-Effective Amendment No. 57 to the Registration Statement of Oppenheimer Rising Dividends Fund, Inc. (Reg. No. 2-65223), (7/31/07), and incorporated herein by reference.

             (ii)      Amendment No. 1 dated 7/20/07 to the Global Custody Agreement: Previously filed with Post-Effective Amendment No. 57 to the Registration Statement of Oppenheimer Rising Dividends Fund, Inc. (Reg. No. 2-65223), (7/31/07), and incorporated herein by reference.

(10)        (i)      Amended and Restated Service Plan and Agreement for Class A shares dated 10/26/05 under Rule 12b-1 of the Investment Company Act of 1940: Previously filed with Registrant's Post-Effective Amendment No. 34, 1/26/07, and incorporated herein by reference.

           (ii)      Amended and Restated Distribution and Service Plan and Agreement for Class B shares dated 10/26/05 under Rule 12b-1 of the Investment Company Act: Previously filed with Registrant's Post-Effective Amendment No. 34, 1/26/07, and incorporated herein by reference.

           (iii)      Amended and Restated Distribution and Service Plan and Agreement for Class C shares dated 10/26/05 under Rule 12b-1 of the Investment Company Act of 1940: Previously filed with Registrant's Post-Effective Amendment No. 34, 1/26/07, and incorporated herein by reference.

               (iv)      Amended and Restated Distribution and Service Plan and Agreement for Class N shares dated 10/26/05: Previously filed with Registrant's Post-Effective Amendment No. 34, 1/26/07, and incorporated herein by reference.

               (v)         Oppenheimer Funds Multiple Class Plan under Rule 18f-3 updated through 8/20/08: Previously filed with the Post-Effective Amendment No. 23 to the Registration Statement of Oppenheimer Senior Floating Rate Fund (Reg. No. 333-128848), (11/26/08), and incorporated herein by reference.

(11)       Opinion and Consent of Counsel: Previously filed with Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 of the Registrant (333-158897), 5/29/09, and incorporated herein by reference.

(l2)        Tax Opinion relating to Registrant's acquisition of Oppenheimer MidCap Fund: Filed herewith.

(13)      Not Applicable.

(14)      Independent Registered Public Accounting Firm's Consent: Previously filed with Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 of the Registrant (333-158897), 5/29/09, and incorporated herein by reference.

(15)       Not Applicable.

(16)     (i)      Power of Attorney for all Trustees/Directors and Brian Wixted, with the exception of Mary Ann Tynan, dated August 16, 2007: Previously filed with Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 of the Registrant (333-158897), 5/29/09, and incorporated herein by reference.

           (ii)      Power of Attorney for Mary Ann Tynan, dated October 1, 2008: Previously filed with Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 of the Registrant (333-158897), 5/29/09, and incorporated herein by reference.

(17) (p)        Amended and Restated Code of Ethics of the Oppenheimer Funds dated August 30, 2007 under Rule 17j-1 of the Investment Company Act of 1940: Previously filed with the Initial Registration Statement of Oppenheimer Portfolio Series Fixed Income Investor Fund (Reg. No. 333-146105), (09/14/07), and incorporated herein by reference.

Item 17. – Undertakings

(1)     The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of  Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)     The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement or the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended, this registration statement has been signed on behalf of the registrant, in the City of New York and State of New York, on the 24th day of July, 2009.

Oppenheimer Discovery Fund

     By:     John V. Murphy*

               John V. Murphy, President,
               Principal Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures                                 Title                                                     Date

Brian F. Wruble*                        Chairman of the                                     July 24, 2009
Brian F. Wruble                          Board of Trustees

John V. Murphy*                        President, Principal                                July 24, 2009
John V. Murphy                          Executive Officer and Trustee

Brian W. Wixted*                       Treasurer, Principal                               July 24, 2009
Brian W. Wixted                         Financial & Accounting Officer

David K. Downes*                     Trustee                                                 July 24, 2009

David K. Downes

Matthew P. Fink*                       Trustee                                                 July 24, 2009

Matthew P.Fink

Phillip A. Griffiths*                      Trustee                                                 July 24, 2009
Phillip A. Griffiths

Mary F. Miller*                           Trustee                                                July 24, 2009
Mary F. Miller

Joel W. Motley*                          Trustee                                                July 24, 2009
Joel W. Motley

Russell S. Reynolds, Jr.*              Trustee                                                July 24, 2009

Russell S. Reynolds, Jr.

Mary Ann Tynan,*                       Trustee                                                July 24, 2009

Mary Ann Tynan

Joseph M. Wikler*                       Trustee                                               July 24, 2009

Joseph M. Wikler

Peter I. Wold*                             Trustee                                                July 24, 2009

Peter I. Wold

*By:     /s/ Mitchell J. Lindauer

            Mitchell J. Lindauer, Attorney-in-Fact

OPPENHEIMER DISCOVERY FUND

N-14

Post-Effective Amendment #1

EXHIBIT INDEX

Exhibit No.     Description

(12)                 Tax Opinion of Kramer Levin Naftalis & Frankel LLP